Exhibit 10.1

NUCOR CORPORATION

2003 KEY EMPLOYEES INCENTIVE STOCK OPTION PLAN

1.	PURPOSES: The purposes of this Plan are to provide greater incentive for key employees, to attract and retain key employees of outstanding competence, and to further the identity of interests of key employees with those of Nucor Corporation’s stockholders.

2.	DURATION: This Plan shall commence on July 1, 2003 and shall terminate on June 30, 2010.

3.	NUMBER OF SHARES: The total number of shares of Nucor Corporation’s common stock, which may be issued upon exercise of options granted under this Plan is five million (5,000,000).

4.	ADMINISTRATION AND GRANTING OF OPTIONS: This Plan shall be administered by the members of the Compensation and Executive Development Committee of the Board of Directors (the “Committee”) who are “outside directors” of Nucor Corporation within the meaning of Internal Revenue Code Section 162(m)(4)(C)(i). The Committee may authorize the granting of options under terms and conditions not inconsistent with this Plan.

5.	OPTIONEES: Options may be granted under this Plan only to key employees and officers of Nucor Corporation or a subsidiary, including key employees and officers who are members of the Board of Directors of Nucor Corporation or a subsidiary. No optionee may own (directly or indirectly), at the date of grant, more than two percent (2%) of the total combined voting power or value of all classes of stock of Nucor Corporation or a subsidiary. In addition, the maximum number of shares of Nucor Corporation common stock with respect to which options may be granted to a key employee or officer during a calendar year is one hundred thousand (100,000) shares.

6.	OPTION PRICE: The exercise price of options granted under this Plan shall be one hundred percent (100%) of the fair market value of Nucor Corporation’s common stock on the date of grant.

7.	OPTION TERM: The term of each option granted under this Plan shall not exceed seven (7) years from the date of grant.

8.	EXERCISABILITY: Options granted under this Plan shall be exercisable during the optionee’s lifetime only by the optionee.

9.	TRANSFERABILITY: Options granted under this Plan shall be transferable only by will or the laws of descent and distribution.

10.	OTHER PROVISIONS: (a) If any options under this Plan expire or terminate without being fully exercised, the unpurchased shares shall again become available for grant of options under this Plan. (b) The number or kind of shares which may be issued under this Plan, and in appropriate circumstances the price per share, shall be equitably adjusted (with respect to options granted and to be granted) for stock dividends, splits or combinations, mergers, reorganizations, liquidations or other comparable corporate events. Any such adjustments shall be made by Nucor Corporation’s Board of Directors in good faith and shall be binding on all optionees. (c) This Plan may be amended by Nucor Corporation’s Board of Directors at any time, provided that no amendments shall increase the number of shares in Paragraph 3 or change the optionees in Paragraph 5, unless approved by Nucor Corporation’s stockholders. (d) Except for adjustments made pursuant to Section 10(b), neither Nucor Corporation’s Board of Directors nor the Committee shall have the discretion or authority, without stockholder approval, to reduce or decrease the exercise price for any outstanding option, cancel an outstanding option for the purpose of replacing or regranting such option with an exercise price that is less than the original exercise price of the option or otherwise reduce the exercise price of an outstanding option.